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COMMUNITY CENTRAL BANK CORPORATION
FORM 10-KSB (continued)



                                   EXHIBIT 11


                        COMPUTATION OF PER SHARE EARNINGS




                                             Year Ended December 31,
                                     2002              2001             2000
                                     -----             -----            -----
                                       (in thousands, except per share data)
BASIC

Net Income                            $1,810           $1,626            $1,424
/ Weighted Average Shares              2,622            2,610             2,604

Basic Earnings Per Share              $ 0.69           $ 0.62            $ 0.55
===========================           ======           ======            ======


DILUTED

Net Income                            $1,810           $1,626            $1,424
/ Weighted Average Shares              2,648            2,613             2,604

Diluted Earnings Per Share            $ 0.68           $ 0.62            $ 0.55
===========================           ======           ======            ======




Notes:
   - Weighted average shares outstanding have been adjusted to reflect 11 for 10 stock split in 2000.

   - Where applicable, diluted share computations include the effects of outstanding stock options.